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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Far East Energy Corporation:

FAR EAST ENERGY CORPORATION MAILS LETTER TO ALL

STOCKHOLDERS

URGES STOCKHOLDERS TO VOTE FOR COMPANY’S EXPERIENCED DIRECTOR NOMINEES

SAYS BOARD REJECTED SOFAER’S OFFER FOR ‘DEATH SPIRAL FINANCING’; URGES

STOCKHOLDERS TO REJECT HEDGE FUND’S NOMINEES WHO HAVE NO REAL PLAN

FOR THE COMPANY

Houston, Texas – November 9, 2006 – Far East Energy Corporation (OTC BB: FEEC) announced today that it is sending a letter to all stockholders. In the letter, President and Chief Executive Officer Michael R. McElwrath urges stockholders to vote for the Company’s Director nominees in the upcoming Annual Meeting of Stockholders to be held December 15, 2006. The letter also urges stockholders to reject Sofaer’s nominees, saying that Sofaer “has no concrete plan nor the track record nor the experience to manage the drilling and production necessary to build real stockholder value.” The Company also adds that “it appears…that the combined years of energy industry experience of the Sofaer Group’s nominees is less than that of any single one of your Board’s nominees.” To find out more please visit www.VoteFarEastEnergy.com.

The full text of the letter follows:

Dear Stockholder:

The Annual Meeting of Stockholders scheduled for December 15, 2006 is fast approaching. As we have written to you before, we believe we have the right plan and the right Director nominees and management team in place to deliver value for all of our stockholders.

Our extremely qualified Director nominees are management professionals. With combined experience of over 170 years in the energy business, they have delivered the goods on hundreds of major energy projects and initiatives and have extensive relationships in China. It appears to us that the combined years of energy industry experience of the Sofaer Group’s nominees is less than that of any single one of your Board’s nominees.

As a valued stockholder, we urge you to vote FOR the Board of Directors’ nominees by submitting the WHITE proxy card TODAY.

DO NOT BE MISLED BY THE SOFAER GROUP, A HEDGE FUND WITH NO REAL

PLAN OTHER THAN TO ENRICH ITSELF AT YOUR EXPENSE

WE STRONGLY URGE YOU TO REJECT SOFAER’S NOMINEES

You may receive soliciting material from the Sofaer Group, a collection of London based, offshore hedge funds trying to seize control of your Board of Directors at the Annual Meeting. They are seeking 66% of the Board even though they own less than 15% of the outstanding stock. We reject their assertions as misleading and not in the best interests of all stockholders.

WE REJECTED THEIR PROPOSED “DEATH SPIRAL FINANCING” AS NOT IN THE

BEST INTERESTS OF ALL STOCKHOLDERS

Sofaer has no concrete plan nor the track record nor the experience to manage the drilling and production necessary to build real stockholder value. Even more troubling, while they complain about our recent successful capital raising that will enable us to maintain the absolutely essential dewatering momentum of our drilling program, they neglect to tell you the terms of a financing proposal they offered us last year. Those terms included a promissory note that Sofaer could convert at potentially very high discounts (up to 50%) to the market price of our common stock.

This so-called “death spiral financing” could have allowed Sofaer to convert a short-term promissory note into a controlling interest in Far East at a very significant discount. Not only did the conversion terms of the note include a significant number of warrants (40% of the shares to be issued upon conversion of the note) that would have been highly dilutive, the proposed financing included a commission of up to 7% (appropriately called the “set-up” fee) and an additional 2.5 million warrants at the time of funding, assuming a funding of $10 million. In other words, the Sofaer Group could have made millions on their proposed deal and could have had the potential to take control of Far East at a fraction of its market value.

Your Board quite properly rejected Sofaer’s death spiral financing last year, but believes it is further evidence that Sofaer, unlike your Board, is acting primarily in their own interests and not in the interests of all stockholders. Your Board instead chose to pursue a simple private placement of common stock last year on attractive terms to the benefit of all stockholders. In fact, none of the investors received any warrants in the private placement, which resulted in substantially less dilution to your stock holdings than the Sofaer Group would have taken.

In addition, in the recently completed financing last month, we raised approximately $17 million of gross proceeds with no warrants and at only 1.6% discount to the market price at the time of pricing. The total commissions paid on the gross proceeds were effectively 1.9%.

We urge you to stop Sofaer from gaining control of your Company by disregarding their soliciting materials and not returning any of their gold proxy cards.

Even if you have already returned a gold proxy card, you have every right to change your mind. Please sign date and return the enclosed WHITE proxy card with a vote FOR all of your Board’s nominees.

WE ARE ON THE RIGHT TRACK WITH THE RIGHT MANAGEMENT TEAM IN

PLACE TO DELIVER RESULTS

Let’s look ahead together. Your Board and management team are on the right track and have the right business plan in place to find and produce gas. Your extremely qualified Director nominees are management professionals. Complemented by new nominee C. P. Chiang, they have over 170 years of combined experience in energy, with critical management experience in the energy field ranging from the highest levels of major oil and gas companies to senior energy policy making roles in the United States government. They have delivered the goods on hundreds of major energy projects and initiatives and have extensive relationships in China. They are working hard to execute our business plan designed to create stockholder value. Drawing upon senior management positions and a level of experience and expertise that would be commensurate with the Boards of household name energy companies (and that is quite unusual for the Board of a small development stage company), we have assembled an array of line management and field operations talent that is essential to successfully delivering on the significant potential that accompanies our discovery of what we believe to be an area of high gas content coupled with high permeability.

DO NOT JEOPARDIZE YOUR INVESTMENT BY TURNING OVER CONTROL OF

YOUR COMPANY TO A SELF-INTERESTED HEDGE FUND

It is imperative that the continuity of a highly qualified and energy industry experienced Board and management team with deep roots and relationships in China not be jeopardized when we appear to be on the cusp of making high permeability work to our advantage and of maximizing any production at the earliest possible date.

We are very excited to have discovered what we believe is an area of high gas content coupled with high permeability. High gas content/ high permeability fields are rare. The San Juan Basin in the United States and the Fairview Field in Australia, both prolific gas producers, are examples of such fields. Of course, until we achieve sustained production from our wells, we cannot be sure if the performance of our wells will mirror that of these fields.

We are nearing completion of the fourth horizontal well which we started drilling earlier this fall. We now have funds to drill additional wells in the No. 1 Shouyang area, our first horizontal well in the Qinnan Block and one obligation well in the Yunnan province. The concentration of wells at the Shouyang No. 1 area is designed to capitalize as quickly as possible on the strong potential of what we believe to be the rare combination of high gas content and high permeability discovered in our first wells.

Please show your support for our Board of Directors’ nominees and management team by signing, dating and returning the enclosed WHITE proxy card TODAY. Thank you.

If you have any questions or require any assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1.877.456.3442.

Thank you for your support.

Sincerely,

Michael R. McElwrath

President and Chief Executive Officer

P.S. We just presented at the Goldman Sachs Conference in Beijing and at the Annual Energy Conference of The New York Society of Securities Analysts. Please look at our presentation at www.VoteFarEastEnergy.com.

VOTE THE WHITE PROXY CARD TODAY!

We consider the vote of ALL stockholders to be very important, no matter how many or how few shares you own. If you have any questions about how to vote your shares, please call our proxy solicitor today:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 456-3442

Banks and Brokers Call Collect: (212) 750-5833

Please also visit our informational website: www.VoteFarEastEnergy.com.

READ ABOUT OUR TEAM OF HIGHLY QUALIFIED AND EXPERIENCED ENERGY

PROFESSIONALS

Line Management

•	Jeff Brown, Far East Energy (Bermuda), Ltd. (China Country Manager) – former China Asset Manager, Kerr- McGee

•	Garry Ward, Sr. VP- Engineering – Reservoir Manager, 3TEC Energy; VP Eng. and Production, Floyd Oil; CBM development in San Juan and Powder River Basins

•	Dr. Alex Yang, Sr. VP E&P – Pioneer in CBM in China; former Chief Geologist Amoco/Arco/BP on CBM projects in Ordos and Qinshui Basins, China

•	Bob Berry, Drilling Manager – former Country Manager Kazakhstan and Russia (coalbed methane), and Uzbekistan, also Drilling Manager, Chengdu, China Tight Gas Project -Enron Global Exploration

Field Operations, Planning and Marketing – Consultants

•	Ken Ancell (Ancell Energy Consulting) – One of world’s leading CBM reservoir engineers; SPE Distinguished Lecturer for CBM

•	Bill Rehm – One of world’s leading authorities on under-balanced horizontal drilling

•	Jay Smith – Former Director Strategic Planning BP N. America; Mgr. Drilling Technology Sohio

•	Brian Weatherl – Former CBM Production Manager Williams Exploration & Production; designed, drilled, worked over and/or produced over 200 horizontal CBM wells

•	David Lue – Former Director Intentional Business Development, Duke Energy; Project Director for China’s West-East Pipeline; 35-plus years pipeline engineering/gas sales/international business development

•	Will Rogers – Senior Drilling Rep, Texaco/Chevron Texaco, China; multiple CBM exploration wells

READ ABOUT OUR TEAM OF HIGHLY QUALIFIED AND EXPERIENCED ENERGY

PROFESSIONALS

Nominees for Board of Directors

•	John C. Mihm, Chairman of the Board. Mr. Mihm is the owner and President of JCM Consulting, PLLC. From 1964 until his retirement in February 2003, Mr. Mihm worked for Phillips Petroleum Company, now known as ConocoPhillips, Inc. His career includes over 20 years of work experience in China on offshore development and onshore CBM exploration, working closely with China National Petroleum Corporation, China National Offshore Oil Corporation and SINOPEC on several joint ventures and employee development programs.

•	Michael R. McElwrath, President and Chief Executive Officer. He has served as Acting Assistant Secretary of Energy in the first Bush Administration, as Director of the National Institute for Petroleum and Energy Research, as Director of British Petroleum’s outsourced exploration and production lab for the Americas and as Deputy Assistant Secretary for policy for the U.S. Department of Interior in the last year of the Reagan Administration.

•	C.P. Chiang. From 2001 until his retirement in 2006, Mr. Chiang served as the China Project Manager/Country Manager—China of Burlington Resources where he was responsible for managing the operations and activities of Burlington Resources in China and worked closely and negotiated with various Chinese governmental organizations. Throughout his 36 year career in the oil and gas industry, Mr. Chiang has held various positions with oil and gas companies including British Gas E&P, Inc., Tenneco Oil Production and Exploration and Exxon Oil Company.

•	Donald A. Juckett. Dr. Juckett holds the position of Director of the Washington, D.C. office of the American Association of Petroleum Geologists. He served at the U.S. Department of Energy from 1988 until his retirement in 2003. At his retirement, Dr. Juckett was Director of the Office of Natural Gas and Petroleum Import and Export Activities for Fossil Energy. Dr. Juckett also played an active role in the formation of the United States/China Oil and Gas Industry Forum.

•	Randall D. Keys. From 2004 through 2006, he served as a financial consultant and Chief Financial Officer of BPZ Energy, Inc., and from 2002 through 2004, he served as a financial consultant and Chief Financial Officer of Transmeridian Exploration, Inc., both public international oil and gas companies. From 1998 to 2001, he served as Chief Financial Officer of Core Laboratories N.V.

•	Thomas E. Williams. Mr. Williams currently serves as Vice President, Research and Business Development of Noble Technology Services, and also serves as President of Maurer Technology Inc. He held Senior Executive Positions at the U.S. Departments of Energy and Interior during the Bush Administration from 1989 to 1993. He was a co-founder and served on the Board of Directors of Cementing Solutions, Inc., an oil and gas cementing services and technology company. He has been in the oil and gas industry for over 25 years, having owned and operated an oil and gas exploration, production and consulting company prior to joining the Department of Energy.

Statements contained in this letter that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and potentially inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K, Quarterly Reports filed on Form 10-Q, and subsequent filings with the Securities and Exchange Commission.

Contact:	Bill Conboy/ Vice President
Bill@ctaintegrated.com
Warren Laird/ Senior Account Executive
Warren@ctaintegrated.com
CTA Integrated Communications
303-665-4200
Release No. 2006-13

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